Exhibit 99.1

Contact: Kristin Brown, Director of Investor Relations (617) 796-8251 www.ta-petro.com
FOR IMMEDIATE RELEASE
TravelCenters of America Inc. Announces Fourth Quarter and Full Year 2021 Financial Results
Company Delivers Solid Financial Improvement over Prior Year
Net Income Increased 278% for the 2021 Fourth Quarter Over Prior Year Period
Net Income Increased 490% for the Full Year Over Prior Year Period
Adjusted EBITDA Increased 48% for the 2021 Fourth Quarter Over Prior Year Period
_____________________________________________________________________________________
Westlake, OH (February 22, 2022): TravelCenters of America Inc. (Nasdaq: TA) today announced financial results for the three months and year ended December 31, 2021.
Jonathan M. Pertchik, TA's Chief Executive Officer, made the following statement regarding the 2021 fourth quarter results:
"During the fourth quarter, the quality and resilience of TA’s business model has demonstrated yet again our ability to achieve improved profitability across nearly all business lines, resulting in a 278% increase in net income and a 48% increase in Adjusted EBITDA as compared to the prior year period. Additionally, our focus on operational improvements, as well as pricing and labor efficiency, further supported achieving these results despite ongoing COVID-related labor and supply chain challenges and inflationary cost pressures.

As we proceed through 2022, our company’s 50th anniversary year, we are excited to leverage our liquidity to execute on our capital plan, with a focus on site refreshes, technology improvements and expanding our network, which includes franchising and growing the pipeline of potential acquisitions. These initiatives are focused on directly benefiting both professional driver and motorist guests. Our capital plan thus far has resulted in more customers doing business with us and we look forward to the continued execution of our strategy of attracting new customers to TA. Our primary focus is driving top line growth, while maintaining pricing and cost discipline given the backdrop of ongoing external pressures on labor and input costs."

Reconciliations to GAAP:
Adjusted net income, adjusted net income per share of common stock attributable to common stockholders, EBITDA, adjusted EBITDA, and adjusted EBITDAR are non-GAAP financial measures. The U.S. generally accepted accounting principles, or GAAP, financial measures that are most directly comparable to the non-GAAP measures disclosed herein are included in the supplemental tables below.

Fourth Quarter 2021 Highlights:
•Cash and cash equivalents of $536.0 million and availability under TA's revolving credit facility of $90.6 million for total liquidity of $626.6 million as of December 31, 2021.
•The following table presents detailed results for TA's fuel sales for the 2021 and 2020 fourth quarters.

(in thousands, except per gallon amounts)	Three Months Ended December 31,
	2021	2020	Change
Fuel sales volume (gallons):
Diesel fuel	510,777	492,674	3.7%
Gasoline	66,135	63,246	4.6%
Total fuel sales volume	576,912	555,920	3.8%

Fuel gross margin	$109,060	$79,374	37.4%
Fuel gross margin per gallon	$0.189	$0.143	32.2%

•The following table presents detailed results for TA's nonfuel revenues for the 2021 and 2020 fourth quarters.

(in thousands)	Three Months Ended December 31,
2021	2020	Change
Nonfuel revenues:
Store and retail services	$187,043	$171,346	9.2%
Truck service	181,559	166,263	9.2%
Restaurant	77,061	75,156	2.5%
Diesel exhaust fluid	40,282	29,979	34.4%
Total nonfuel revenues	$485,945	$442,744	9.8%

Nonfuel gross margin	$291,848	$270,137	8.0%
Nonfuel gross margin percentage	60.1%	61.0%	(90)	pts

•Net income of $12.8 million increased $20.0 million, or 278.2%, and adjusted net income of $13.2 million improved $11.7 million, or 813.8%, as compared to the prior year period.
•Adjusted EBITDA of $52.9 million increased $17.1 million, or 47.9%, as compared to the prior year period.
•Adjusted EBITDAR was $117.1 million for the three months ended December 31, 2021.

Growth Strategies
TA's Transformation Plan consists of numerous initiatives across its organization for the purpose of expanding its travel center network, improving and enhancing operational profitability and efficiency, and strengthening its financial position all in support of its core mission to return every traveler to the road better than they came.

Since the beginning of 2019, TA has entered into franchise agreements for 59 travel centers to be operated under TA's travel center brand names, including 26 new agreements in 2021. Four began operations during 2019, ten began operations during 2020 and five began operations during 2021, and TA expects the remaining 40 to open by the second quarter of 2024.
TA's capital expenditures plan for 2022 is expected to be in the range of $175.0 million to $200.0 million and includes projects to enhance the guest experience through significant upgrades at TA's travel centers, the expansion of restaurants and food offerings and improvements to TA's technology systems infrastructure. Approximately 75% of TA's capital expenditures in 2022 are focused on growth initiatives that TA expects to meet or exceed TA's 15% to 20% cash on cash return hurdle.

Importantly, TA is committed to embracing environmentally friendly sources of energy through its eTA division, which seeks to deliver sustainable and alternative energy to the marketplace by working with the public sector, private companies and customers to facilitate this initiative. Recent accomplishments include continued expansion of TA's biodiesel blending capabilities, increasing the availability of diesel exhaust fluid, or DEF, at all diesel pumps nationwide and placement of electric vehicle charging stations. TA believes its large, well-located sites may provide it with the opportunity to make both fossil and, eventually, non-fossil fuels available throughout its nationwide network of sites.

Conference Call
On Wednesday, February 23, 2022, at 10:00 a.m. Eastern time, TA will host a conference call to discuss its financial results and other activities for the three months and year ended December 31, 2021. Following management's remarks, there will be a question and answer period.
The conference call telephone number is 877-329-4614. Participants calling from outside the United States and Canada should dial 412-317-5437. No pass code is necessary to access the call from either number. Participants should dial in about 15 minutes prior to the scheduled start of the call. A replay of the conference call will be available for about a week after the call. To hear the replay, dial 877-344-7529 in the United States, 855-669-9658 in Canada, and 412-317-0088 in other countries. The replay pass code is 10160345.
A live audio webcast of the conference call will also be available in a listen only mode on TA's website at www.ta-petro.com. To access the webcast, participants should visit TA's website about five minutes before the call. The archived webcast will be available for replay on TA's website for about one week after the call. The transcription, recording and retransmission in any way of TA's fourth quarter conference call is strictly prohibited without the prior written consent of TA. The Company's website is not incorporated as part of this press release.

About TravelCenters of America Inc.
TravelCenters of America Inc. (Nasdaq: TA) is the nation's largest publicly traded full-service travel center network. Founded in 1972 and headquartered in Westlake, Ohio, its more than 18,000 team members serve guests in over 276 locations in 44 states and Canada, principally under the TA®, Petro Stopping Centers® and TA Express® brands. Offerings include diesel and gasoline fuel, truck maintenance and repair, full-service and quick-service restaurants, travel stores, car and truck parking and other services dedicated to providing great experiences for its guests. TA is committed to sustainability, with its specialized business unit, eTA, focused on sustainable energy options for professional drivers and motorists, while leveraging alternative energy to support its own operations. TA operates over 600 full-service and quick-service restaurants and nine proprietary brands, including Iron Skillet® and Country Pride®. For more information, visit www.ta-petro.com.

TRAVELCENTERS OF AMERICA INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenues:
Fuel	$1,543,809	$840,104	$5,374,695	$3,084,323
Nonfuel	485,945	442,744	1,946,732	1,747,418
Rent and royalties from franchisees	3,768	3,814	15,417	14,296
Total revenues	2,033,522	1,286,662	7,336,844	4,846,037

Cost of goods sold (excluding depreciation):
Fuel	1,434,749	760,730	4,981,903	2,750,971
Nonfuel	194,097	172,607	771,292	685,391
Total cost of goods sold	1,628,846	933,337	5,753,195	3,436,362

Site level operating expense	247,287	214,379	955,385	870,329
Selling, general and administrative expense	43,273	36,867	155,355	145,038
Real estate rent expense	64,249	63,850	255,627	255,743
Depreciation and amortization expense	24,263	38,676	96,507	127,789
Other operating income, net	(1,633)	—	(2,275)	—

Income (loss) from operations	27,237	(447)	123,050	10,776

Interest expense, net	11,820	8,415	46,786	30,479
Other (income) expense, net	(857)	270	810	1,379
Income (loss) before income taxes	16,274	(9,132)	75,454	(21,082)
(Provision) benefit for income taxes	(3,488)	1,956	(17,263)	6,178
Net income (loss)	12,786	(7,176)	58,191	(14,904)
Less: net loss for noncontrolling interest	—	(1,109)	(333)	(1,005)
Net income (loss) attributable to common stockholders	$12,786	$(6,067)	$58,524	$(13,899)

Net income (loss) per share of common stock attributable to common stockholders:
Basic and diluted	$0.87	$(0.42)	$4.01	$(1.23)

Weighted average vested shares of common shares	14,290	14,151	14,252	10,961
Weighted average unvested shares of common shares	343	304	336	344
These financial statements should be read in conjunction with TA's Annual Report on Form 10-K for the year ended December 31, 2021, to be filed with the U.S. Securities and Exchange Commission.

TRAVELCENTERS OF AMERICA INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND OTHER DATA
(dollars in thousands, except per share amounts)
TA believes the non-GAAP financial measures presented in the tables below are meaningful supplemental disclosures. Management uses these measures in developing internal budgets and forecasts and analyzing TA's performance and believes that they may help investors gain a better understanding of changes in TA's operating results and its ability to pay rent or service debt when due, make capital expenditures and expand its business. These non-GAAP financial measures also may help investors to make comparisons between TA and other companies and to make comparisons of TA's financial and operating results between periods.
The non-GAAP financial measures TA presents should not be considered as alternatives to net income (loss) attributable to common stockholders, net income (loss), income (loss) from operations, operating margin, total fuel gross margin and nonfuel revenues or net income (loss) per share of common stock attributable to common stockholders as an indicator of TA's operating performance or as a measure of TA's liquidity. Also, the non-GAAP financial measures TA presents may not be comparable to similarly titled amounts calculated by other companies.
TA believes that adjusted net income (loss), adjusted net income (loss) per share of common stock attributable to common stockholders, EBITDA and adjusted EBITDA are meaningful disclosures that may help investors to better understand TA's financial performance by providing financial information that represents the operating results of TA's operations without the effects of items that do not result directly from TA's normal recurring operations and may allow investors to better compare TA's performance between periods and to the performance of other companies. TA calculates EBITDA as net income (loss) before interest, income taxes and depreciation and amortization expense, as shown below. TA calculates adjusted EBITDA by excluding items that it considers not to be normal, recurring, cash operating expenses or gains or losses.
In addition, TA believes that, because it leases a majority of its travel centers, presenting adjusted EBITDAR may help investors compare the value of TA against companies that own and finance ownership of their properties with debt financing, since this measure eliminates the effects of variability in leasing methods and capital structures. This measure may also help investors evaluate TA's valuation if it owned its leased properties and financed that ownership with debt, in which case the interest expense TA incurred for that debt financing would be added back when calculating EBITDA. Adjusted EBITDAR is presented solely as a valuation measure and should not be viewed as a measure of overall operating performance or considered in isolation or as an alternative to net income (loss) because it excludes the real estate rent expense associated with TA's leases and it is presented for the limited purposes referenced herein. TA calculates EBITDAR as net income (loss) before interest, income taxes, real estate rent expense and depreciation and amortization expense and adjusted EBITDAR by excluding items that it considers not to be normal, recurring, cash operating expenses or gains or losses.
TA believes that net income (loss) is the most directly comparable GAAP financial measure to adjusted net income (loss), EBITDA, adjusted EBITDA and adjusted EBITDAR, and that net income (loss) per share of common stock attributable to common stockholders is the most directly comparable GAAP financial measure to adjusted net income (loss) per share of common stock attributable to common stockholders.

TRAVELCENTERS OF AMERICA INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND OTHER DATA
(dollars in thousands, except per share amounts)
The following tables present the reconciliations of the non-GAAP financial measures to the respective most directly comparable GAAP financial measures for the three months and years ended December 31, 2021 and 2020.

Calculation of adjusted net income:	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net income (loss)	$12,786	$(7,176)	$58,191	$(14,904)
Add: QSL impairment(1)	—	13,715	650	13,715
Add: Asset write offs(2)	—	—	—	8,906
Add: Reorganization Plan costs(3)	—	1,076	—	5,364
Add: Field employee bonus expense(4)	—	—	—	3,769
Add: Goodwill impairment(5)	—	—	—	3,046
Add: Executive compensation expense(6)	—	—	—	2,109
Add: Equity investment ownership dilution(7)	—	—	1,826	—
Add (less): Employee retention tax credit(8)	1,644	(3,268)	1,644	(3,268)
Add: Impairment of property and equipment(9)	—	—	—	6,574
Add: Impairment of operating lease assets(9)	—	—	—	1,262
Less: Gain on sale of assets, net (10)	—	—	(897)	—
Less: Net gain on Seymour insurance recovery(11)	(1,109)	—	(1,109)	—
Less: Tax impact of adjusting items(12)	(135)	(2,904)	(533)	(10,452)
Adjusted net income	$13,186	$1,443	$59,772	$16,121

Calculation of adjusted net income per share of common stock attributable to common stockholders (basic and diluted):	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net income (loss) per share of common stock attributable to common stockholders (basic and diluted)	$0.87	$(0.42)	$4.01	$(1.23)
Add: QSL impairment(1)	—	0.95	0.04	1.21
Add: Asset write offs(2)	—	—	—	0.79
Add: Reorganization Plan costs(3)	—	0.07	—	0.47
Add: Field employee bonus expense(4)	—	—	—	0.33
Add: Goodwill impairment(5)	—	—	—	0.27
Add: Executive compensation expense(6)	—	—	—	0.19
Add: Equity investment ownership dilution(7)	—	—	0.13	—
Add (less): Employee retention tax credit(8)	0.11	(0.23)	0.11	(0.29)
Add: Impairment of property and equipment(9)	—	—	—	0.58
Add: Impairment of operating lease assets(9)	—	—	—	0.11
Less: Gain on sale of assets, net(10)	—	—	(0.06)	—
Less: Net gain on Seymour insurance recovery(11)	(0.08)	—	(0.08)	—
Less: Tax impact of adjusting items(12)	(0.01)	(0.20)	(0.04)	(0.92)
Adjusted net income per share of common stock attributable to common stockholders (basic and diluted)	$0.89	$0.17	$4.11	$1.51

TRAVELCENTERS OF AMERICA INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND OTHER DATA
(dollars in thousands, except per share amounts)

Calculation of EBITDA and adjusted EBITDA:	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net income (loss)	$12,786	$(7,176)	$58,191	$(14,904)
Add (less): Provision (benefit) for income taxes	3,488	(1,956)	17,263	(6,178)
Add: Depreciation and amortization expense	24,263	38,676	96,507	127,789
Add: Interest expense, net	11,820	8,415	46,786	30,479
EBITDA	52,357	37,959	218,747	137,186
Add: Reorganization Plan costs(3)	—	1,076	—	5,364
Add: Field employee bonus expense(4)	—	—	—	3,769
Add: Executive compensation expense(6)	—	—	—	2,109
Add: Equity investment ownership dilution(7)	—	—	1,826	—
Add (less): Employee retention tax credit(8)	1,644	(3,268)	1,644	(3,268)
Add: Impairment of operating lease assets(9)	—	—	—	1,262
Less: Gain on the sale of assets, net(10)	—	—	(897)	—
Less: Net gain on Seymour insurance recovery(11)	(1,109)	—	(1,109)	—
Adjusted EBITDA	$52,892	$35,767	$220,211	$146,422

Calculation of adjusted EBITDAR:	Three Months Ended December 31,	Year Ended December 31,
	2021	2021
Adjusted EBITDA (13)	$52,892	$220,211
Add: Real estate rent expense	64,249	255,627
Adjusted EBITDAR	$117,141	$475,838

Total fuel gross margin and nonfuel revenues:	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Fuel gross margin	$109,060	$79,374	$392,792	$333,352
Non fuel revenues	485,945	442,744	1,946,732	1,747,418
Total fuel gross margin and nonfuel revenues	$595,005	$522,118	$2,339,524	$2,080,770
(1) QSL Impairment. TA had classified its Quaker Steak & Lube, or QSL, business as held for sale as of December 31, 2020. The sale was completed on April 21, 2021. During the years ended December 31, 2021 and 2020, TA recorded impairment charges of $0.6 million and $13.7 million, respectively, relating to its QSL business, which is included in depreciation and amortization expense in TA's consolidated statement of operations and comprehensive income (loss).
(2) Asset Write Offs. During the year ended December 31, 2020, TA wrote off $8.1 million and $0.8 million related to programs that were canceled and intangibles relating to three QSL franchises that closed in April 2020, respectively. These amounts were included in depreciation and amortization expense in TA's consolidated statements of operations and comprehensive income (loss).
(3) Reorganization Plan Costs. On April 30, 2020, TA commenced a company wide reorganization plan. During the three months and year ended December 31, 2020, TA recognized $1.1 million and $5.4 million, respectively, of costs related to the reorganization plan and other separation agreements, which were included in selling, general and administrative expense in TA's consolidated statements of operations and comprehensive income (loss).

TRAVELCENTERS OF AMERICA INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND OTHER DATA
(dollars in thousands, except per share amounts)
(4) Field Employee Bonus Expense. In March and April 2020, TA paid cash bonuses to certain employees who continued to work at its locations during the COVID-19 pandemic. These bonuses resulted in additional compensation expense of $3.8 million for the year ended December 31, 2020, which were included in site level operating expense in TA's consolidated statements of operations and comprehensive income (loss).
(5) Goodwill Impairment. During the year ended December 31, 2020, TA recognized a goodwill impairment charge of $3.0 million with respect to its QSL reporting unit, which was recognized in depreciation and amortization expense in TA's consolidated statements of operations and comprehensive income (loss).
(6) Executive Compensation Expense. TA agreed to accelerate the vesting of previously granted stock awards and make cash payments as part of TA's retirement and separation agreements with certain former executive officers. The accelerations and cash payments resulted in additional compensation expense of $2.1 million for the year ended December 31, 2020, which were included in selling, general and administrative expense in TA's consolidated statements of operations and comprehensive income (loss).
(7) Equity Investment Ownership Dilution. During the year ended December 31, 2021, TA reduced its ownership in Epona, LLC, owner of QuikQ LLC, an equity method investment, to less than 50%, for which a loss of $1.8 million was included in other (income) expense, net in TA's consolidated statements of operations and comprehensive income (loss).
(8)Employee Retention Tax Credit. On March 27, 2020, the U.S. government enacted the Coronavirus Aid, Relief and Economic Security Act, or the CARES Act, as a response to the economic uncertainty resulting from the COVID-19 pandemic. The CARES Act, among other things, included provisions relating to refundable payroll tax credits. As a result, TA recognized expense of $1.6 million and income of $3.3 million for the three months and years ended December 31, 2021 and 2020, respectively, in site level operating expense in TA's consolidated statements of operations and comprehensive income (loss).
(9) Impairment of Property and Equipment and Operating Lease Assets. During the year ended December 31, 2020, TA recognized $6.6 million and $1.3 million of impairment charges to property and equipment and operating lease assets, respectively, related to certain standalone QSL restaurants. The impairment charges were recognized in depreciation and amortization expense and real estate rent expense, respectively, in TA's consolidated statements of operations and comprehensive income (loss).
(10) Gain on Sale of Assets, Net. In May 2021, TA sold a property located in Mesquite, Texas for a sales price of $2.2 million, excluding selling costs. TA recognized a gain on the sale of $1.5 million. On April 21, 2021, TA completed the sale of its QSL business for $5.0 million, excluding costs to sell and certain closing adjustments. TA recognized a loss on the sale of $0.6 million. The gain and loss on the sale of assets were included in other operating income, net for the year ended December 31, 2021.
(11) Net Gain on Seymour Insurance Recovery. Following a fire at TA's Seymour, Indiana travel center in July 2020, TA pursued recoveries under its property and business interruption insurance policies. During the three months and year ended December 31, 2021, TA recognized a net gain of $1.1 million related to these recoveries as a benefit to other (income) expense, net in TA's consolidated statements of operations and comprehensive income (loss).
(12) Tax Impact of Adjusting Items. TA calculated the income tax impact of the adjustments described above by using its estimated statutory rate of 25.2% for the three months and years ended December 31, 2021 and 2020.
(13) Reconciliation of Adjusted EBITDAR. Please refer to the preceding table for the reconciliation from net income (loss) to Adjusted EBITDA.

TRAVELCENTERS OF AMERICA INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	December 31,
	2021	2020
Assets:
Current assets:
Cash and cash equivalents	$536,002	$483,151
Accounts receivable, net	111,392	94,429
Inventory	191,843	172,830
Other current assets	37,947	35,506
Total current assets	877,184	785,916

Property and equipment, net	831,427	801,789
Operating lease assets	1,659,526	1,734,883
Goodwill	22,213	22,213
Intangible assets, net	10,934	11,529
Other noncurrent assets	107,217	87,530
Total assets	$3,508,501	$3,443,860

Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable	$206,420	$158,075
Current operating lease liabilities	118,005	111,255
Other current liabilities	194,853	175,867
Total current liabilities	519,278	445,197

Long term debt, net	524,781	525,397
Noncurrent operating lease liabilities	1,655,359	1,763,166
Other noncurrent liabilities	106,230	69,121
Total liabilities	2,805,648	2,802,881

Stockholders' equity (14,839 and 14,574 shares of common stock outstanding as of December 31, 2021 and 2020, respectively)	702,853	640,979
Total liabilities and stockholders' equity	$3,508,501	$3,443,860
These financial statements should be read in conjunction with TA's Annual Report on Form 10-K for the year ended December 31, 2021, to be filed with the U.S. Securities and Exchange Commission.

Warning Concerning Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. Whenever TA uses words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "will," "may" and negatives or derivatives of these or similar expressions, TA is making forward-looking statements. These forward-looking statements are based upon TA's present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur. Actual results may differ materially from those contained in or implied by TA's forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond TA's control. Among others, the forward-looking statements which appear in this press release that may not occur include:
•Statements about increased and improved operating results may imply that TA will realize similar or better results in the future and that TA's business may be profitable in the future. TA operates in a highly competitive industry and its business is subject to various market and other risks and challenges. As a result, TA may not be able to realize similar or better results in the future and it may fail to be profitable in the future for these or other reasons. Since TA became publicly traded in 2007, TA's operations have only occasionally generated profits;
•Statements about TA's Transformation Plan and the numerous initiatives it consists of across its organization and the purpose of these initiatives may imply that TA will achieve these initiatives and that it will realize the benefits it expects from doing so. However, TA may not complete these initiatives, may take longer to complete, and cost more than it expects, to complete these initiatives, and TA may not realize the benefits it expects;
•Statements about TA's focus on driving top line growth through continued operational improvement, while maintaining focus on cost discipline. TA's focus and related efforts may not succeed in this regard or to the degree it expects;
•Statements about TA's capital plan and the resulting benefits TA expects. Capital plans may take longer to complete and cost more than expected. Further, the projects pursued may not turn out as planned and may result in TA not realizing the benefits it expects;
•Statements about TA's targeted returns of 15% to 20% on its capital expenditures. TA may not realize those returns;
•Statements about the commitment of TA's 2022 capital expenditures plan being in the range of $175.0 million and $200.0 million. TA may spend less or more than that amount. In addition, in light of supply chain and other conditions, TA may be further delayed in executing and completing its capital plan, similar to the experiences in 2020;
•Statements about expected opening of new franchised locations and expecting to expand TA's network by entering into new franchise agreements. TA may not succeed in entering these agreements and the commencement and stabilization of any new franchises may not occur, may be delayed or may not open, and these franchises may not be successful or generate the royalties for TA that it expects;
•Statements about the amount of TA's liquidity may imply that it has sufficient liquidity to fund its business. However, TA's business is capital intensive, requiring TA to expend significant capital on maintaining its properties. In addition, TA has other capital projects and investments that it intends to pursue. As a result, TA may not have sufficient liquidity in the future if its operations are not profitable and do not generate sufficient cash or it is unable to obtain additional capital to fund its capital needs and debt obligations; and
•Statements about TA's commitment to embrace environmentally friendly sources of energy through its eTA division, as well as the objectives it seeks to achieve and the accomplishments it has recently achieved. This may imply that TA will achieve these objectives and that it will benefit as a result. However, the alternative fuel market is still in its early stages and it is not clear which, if any, of those fuels and technologies will achieve commercial success and scale. As a result, it is uncertain how TA's business may change, adapt or evolve for the new fuels and technologies. TA's pursuit of any of these may not be successful and it may incur losses with respect to these efforts. Further, any benefits TA may realize from these efforts may not be sufficient to offset declines TA may experience in its business if the market moves from fossil fuels to non-fossil fuels.
The information contained in TA's periodic reports, including TA's Annual Report on Form 10-K for the year ended December 31, 2021, which has been or will be filed with the U.S. Securities and Exchange Commission, or SEC, and TA's Quarterly Reports on Form 10-Q for the periods ended March 31, 2021, June 30, 2021 and September 30, 2021, which have been filed with the SEC, under the caption "Risk Factors," or elsewhere in those reports, or incorporated therein, identifies other important factors that could cause differences from TA's forward-looking statements. TA's filings with the SEC are available on the SEC's website at www.sec.gov.

You should not place undue reliance upon forward-looking statements. Except as required by law, TA does not intend to update or change any forward-looking statement as a result of new information, future events or otherwise.
(End)